TORTOISE ESSENTIAL ASSETS INCOME TERM FUND

PROXY VOTING POLICIES AND PROCEDURES

1. Introduction

Tortoise Essential Assets Income Term Fund (the “Company”) has adopted and implemented the following policies and procedures, which it believes are reasonably designed to ensure that proxies are voted in the best interests of the Company and its shareholders. In pursuing this policy, proxies should be voted in a manner that is intended to maximize shareholder value and all conflicts of interests should be resolved exclusively in favor of the Company.

2. Delegation

The Company hereby delegates responsibility for voting proxies for which it is entitled to vote to Tortoise Capital Advisors, L.L.C. (the “Adviser”) and the Adviser hereby accepts such delegation and agrees to vote proxies in accordance with these Policies and Procedures. The Adviser may delegate its responsibilities under these Policies and Procedures to a third party, including any sub-adviser to the Adviser with respect to the Company (a “Sub-Adviser”), provided that no such delegation shall relieve the Adviser of its responsibilities hereunder and the Adviser shall retain final authority and fiduciary responsibility for such proxy voting.

3. General

a.	Because of the nature of the portfolio companies in which the Company primarily invests, the Adviser shall evaluate each proxy on a case-by-case basis. As a result, the Company does not believe it is prudent to adopt pre-established voting guidelines.

b.	In the event requests for proxies are received with respect to the voting of equity securities, on routine matters, such as election of directors or approval of auditors, the proxies usually will be voted with management unless the Adviser determines it has a conflict or the Adviser determines there are other reasons not to vote with management. On non-routine matters, such as amendments to governing instruments, proposals relating to compensation and stock option and equity compensation plans, corporate governance proposals and stockholder proposals, the Adviser will vote, or abstain from voting if deemed appropriate, on a case-by-case basis in a manner it believes to be in the best economic interest of our stockholders.

c.	The Chief Executive Officer of the Company, or his designee, is responsible for monitoring Company actions and ensuring that (i) proxies are received and forwarded to the appropriate decision makers; and (ii) proxies are voted in a timely manner upon receipt of voting instructions. Neither the Company nor the Adviser is responsible for voting proxies it does not receive, but will make reasonable efforts to obtain missing proxies.

d.	The Chief Executive Officer, or his designee, shall implement procedures to identify and monitor potential conflicts of interest that could affect the proxy voting process, including (i) significant client relationships; (ii) other potential material business relationships; and (iii) material personal and family relationships.

e.	All decisions regarding proxy voting shall be determined by the Investment Committee of the Adviser, or a similar committee of a Sub-Adviser to which the Adviser delegates proxy-voting responsibilities as permitted hereunder (“Sub-Adviser Committee”), or by a designee of such Investment Committee or Sub-Adviser Committee, and shall be executed by a member of the Investment Committee, Sub-Adviser Committee, or such designee, or if the proxy may be voted electronically, electronically voted by the Chief Executive Officer or his designee, including any of the individuals listed on Exhibit A to the Adviser’s Proxy Voting Policies and Procedures, or any designated individuals of any such Sub-Adviser. Every effort shall be made to consult with the portfolio manager and/or analyst covering the security.

f.	The Company may determine not to vote a particular proxy, if the costs and burdens exceed the benefits of voting (e.g., when securities are subject to loan or to share blocking restrictions).

g.	In certain limited circumstances, particularly in the area of structured finance, the Adviser may enter into voting agreements or other contractual obligations that govern the voting of shares or other interests and, in such cases, will vote any shares or other interests by proxy in accordance with such agreement or obligation. In addition, where the Adviser determines that there are unusual costs and/or difficulties associated with voting a particular security, which more typically might be the case with respect to securities of non-U.S. issuers, the Adviser reserves the right not to vote a security by proxy unless the Adviser determines that the potential benefits of voting the security exceed the expected cost. Other factors that may influence the Adviser’s determination not to vote a debt or equity security include if: (1) the effect on the applicable client’s economic interests or the value of the account’s holding is insignificant in relation to the client’s account as a whole; (2) the cost of voting the security outweighs the possible benefit to the applicable client, including, without limitation, situations where a jurisdiction imposes share blocking restrictions which may affect the ability of the account managers to effect trades in the related security; or (3) the Adviser otherwise determines that it is consistent with the Adviser’s fiduciary obligations not to vote the security.

4. Conflicts of Interest

The Adviser shall use commercially reasonable efforts to determine whether a potential conflict may exist, and a potential conflict shall be deemed to exist only if one or more of the members of the Investment Committee or any portfolio manager of the Adviser or any Sub-Adviser actually knew or should have known of the conflict. The Company is sensitive to conflicts of interest that may arise in the proxy decision-making process and has identified the following potential conflicts of interest:

●	A principal of the Company or any person involved in the proxy decision-making process currently serves on the Board of the portfolio company.

●	An immediate family member of a principal of the Company or any person involved in the proxy decision-making process currently serves as a director or executive officer of the portfolio company.

●	The Company, any venture capital fund managed by the Adviser or any Sub-Adviser, or any affiliate holds a significant ownership interest in the portfolio company.

This list is not intended to be exclusive. All employees are obligated to disclose any potential conflict to the Chief Compliance Officer.

If a material conflict is identified, including a conflict of interest between the Company’s stockholders on the one hand, and the Adviser, any Sub-Adviser, the Company’s principal underwriters, or any of the Company’s affiliated persons, on the other hand, Company management may (i) disclose the potential conflict to the Board of Directors and obtain consent; or (ii) establish an ethical wall or other informational barriers between the person(s) that are involved in the conflict and the persons making the voting decisions.

5. Board Reporting.

a.	The Adviser shall submit a report at the next regularly scheduled meeting, but no less frequently than annually to the Board regarding any issues arising under the Policy, including any issues arising under these Policies and Procedures since the last report to the Board and the resolution of such issues, including information about conflicts.

b.	The Adviser shall submit a report at the next regularly scheduled meeting, but no less frequently than annually, identifying any recommended changes in practices.

6. Recordkeeping

The Chief Executive Officer is responsible for maintaining the following records:

●	proxy voting policies and procedures;

●	proxy statements (provided, however, that the Company may rely on the Securities and Exchange Commission’s EDGAR system if the Company filed its proxy statements via EDGAR or may rely on a third party as long as the third party has provided the Company with an undertaking to provide a copy of the proxy statement promptly upon request);

●	records of votes cast; and

●	any records prepared by the Company that were material to a proxy voting decision or that memorialized a decision.

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